SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.  )

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[  ]          Definitive Proxy Statement
[  ]          Definitive Additional Materials
[  ]          Soliciting Material Pursuant to Section 240.14a-12

WNC HOUSING TAX CREDIT FUND V, L.P., SERIES 3
(Name of Registrant as Specified In Its Charter)

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(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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Preliminary Materials

WNC HOUSING TAX CREDIT FUND V, L.P., SERIES 3
17782 Sky Park Circle
Irvine, California 92614
(714) 662-5565, Extension 600

___________, 2013

Dear Holders of Units of Limited Partnership Interest (“Limited Partners”):

Enclosed please find a Consent Card for you to complete and forward. In the alternative, you may vote via the Internet.

You own Units of Limited Partnership Interest in WNC Housing Tax Credit Fund V, L.P., Series 3 (the “Partnership”). The Partnership has sold its interest in all but one apartment complex. We are writing to request your consent to authorize WNC & Associates, Inc., as the sole general partner of the Partnership, to permit the sale of the Partnership’s interest in that apartment community.

In connection with the proposal, attached are a Notice for Action by Written Consent, a Consent Solicitation Statement, which contains important information relating to the proposal, and a Consent Card with a return envelope. You are urged to read the Consent Solicitation Statement carefully. If you are in doubt as to how to deal with the matters described in the Consent Solicitation Statement, you should consult your financial advisor.

If you want your vote to be represented, you should vote via the Internet or complete the enclosed Consent Card and sign, date and return it promptly in the enclosed postage-paid envelope, or in another manner set forth in the section of the attached Consent Solicitation Statement entitled “Voting Procedures.” Please note that this solicitation will expire no later than 5:00 p.m. (Pacific Time), on ___________, 2013, unless extended.

Sincerely,

WNC & Associates, Inc.,
General Partner

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS: APPROVED OR DISAPPROVED OF THE PROPOSED TRANSACTION; PASSED UPON THE MERITS OR FAIRNESS OF THE PROPOSED TRANSACTION; OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE CONSENT SOLICITATION STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

714.662.5565 714.708.8498 F 17782 Sky Park Circle, Irvine, California 92614
wncinc.com

WNC HOUSING TAX CREDIT FUND V, L.P., SERIES 3

NOTICE FOR ACTION BY WRITTEN CONSENT OF LIMITED PARTNERS

To the Limited Partners of WNC Housing Tax Credit Fund V, L.P., Series 3 (the “Partnership”)

We are writing to request your consent to an amendment of the Partnership’s agreement of limited partnership. The amendment would authorize the sole general partner of the Partnership to permit the sale of a Partnership investment. The proposed amendment and sale information are set forth in the accompanying Consent Solicitation Statement.

Because you are a holder of units in the Partnership, we are asking for your consent. Please carefully review the information in the enclosed Consent Solicitation Statement before voting. If you have any questions or require assistance in voting via the Internet or in completing and forwarding the enclosed Consent Card, please call WNC & Associates, Inc., Investor Services, at 714-662-5565, Extension 600.

DATED at Irvine, California, ___________, 2013.

WNC & Associates, Inc.,
General Partner

IMPORTANT: YOUR PARTICIPATION IS VERY IMPORTANT. PLEASE EITHER VOTE VIA THE INTERNET OR COMPLETE THE ENCLOSED CONSENT CARD AND SIGN, DATE AND RETURN IT PROMPTLY BY MAIL OR FAX. FAILURE TO VOTE WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE PROPOSAL.

Preliminary Materials

CONSENT SOLICITATION STATEMENT

PROPOSED ACTION BY WRITTEN CONSENT OF LIMITED PARTNERS OF
WNC HOUSING TAX CREDIT FUND V, L.P., SERIES 3

___________, 2013

INTRODUCTION

The limited partners (the “Limited Partners”) of WNC Housing Tax Credit Fund V, L.P., Series 3, a California limited partnership (the “Partnership”) are being asked by the Partnership and its sole general partner, WNC & Associates, Inc., a California corporation (the “MGP”) to consider and approve an amendment to the Partnership’s Agreement of Limited Partnership (the “Proposal”). The Proposal would permit the sale of the Partnership’s interest (the “Broadway LP Interest”) in Broadway Apartments, Limited Partnership, a New Mexico limited partnership (“Broadway Apartments”) for a purchase price of $30,000. Broadway Apartments owns the apartment complex known as Avalon Cove (the “Property”).

An affirmative vote to amend the Partnership’s Agreement of Limited Partnership is also an affirmative vote for the sale of the Partnership’s interest in Broadway Apartments. There will not be a separate vote on the sale. The Partnership and the MGP recommend approval of the Proposal.

The Property is the last in which the Partnership has an interest. Upon the sale of the Partnership’s interest in Broadway Apartments, the Partnership’s business would be wound up, and the Partnership dissolved and its Certificate cancelled (the “Termination”).

The Partnership was formed in 1995 as a finite life entity to raise capital through the sale of its units of limited partnership interest (the “Units”) and invest the net proceeds in entities (the “Local Limited Partnerships”) owning apartment communities generating federal low income housing tax credits. The Partnership invested in a total of 18 Local Limited Partnerships, and 17 of its investments have been sold.

In the aggregate, the original Limited Partners have received a federal tax credit return of approximately 136.1% of invested capital.

The Partnership is governed by its Agreement of Limited Partnership dated as of March 28, 1995, as amended to date (the “Partnership LPA”).

The general partner of Broadway Apartments at the date of the Partnership’s initial investment therein was Trianon-Broadway, LLC. The Partnership removed Trianon-Broadway, LLC as the general partner in 2003 for material violations of the partnership agreement of Broadway Apartments. Trianon-Broadway, LLC was not an affiliate of the MGP. The Partnership voted to admit as general partners to Broadway Apartments (i) as managing general partner, Medlock Charitable Foundation, Inc., and (ii) as general partner, Shelter Resource Corporation (“SRC”), an affiliate of the MGP. As provided in an amendment to the Broadway Apartments limited partnership agreement, Medlock Charitable Foundation, Inc. withdrew from Broadway Apartments in 2004, although the Certificate of Limited Partnership for Broadway Apartments has not been amended to reflect such withdrawal. Low Income Housing Foundation of New

Mexico, Inc., a New Mexico nonprofit corporation, was admitted as a general partner to Broadway Apartments by an amendment to its limited partnership agreement executed in 2004. However, the Certificate of Limited Partnership was not amended to reflect such admission, and Low Income Housing Foundation of New Mexico, Inc. has not been treated as a general partner. In connection with any sale by the Partnership of the Broadway LP Interest, SRC concurrently would seek to sell its general partner interest in Broadway Apartments (the “Broadway GP Interest”). Under the Proposal, the Broadway LP Interest would be sold to WNC Investment Partners, LLC (the “LP Purchaser”), and the Broadway GP Interest would be sold to WNC Community Preservation Partners, LLC (the “GP Purchaser”).

The Property is located in Hobbs, New Mexico. Consistent with the investment objectives of the Partnership, the Property qualified for federal low income housing tax credits under the Internal Revenue Code for a 10-year period. The credit period has expired, and no further credits are being generated by the Property. The 15-year federal compliance period has also expired, so there would be no credit recapture upon a transfer of the Property or the Broadway LP Interest.

If the sale of the Broadway LP Interest is consummated, affiliates of the MGP would hold the Broadway LP Interest and the Broadway GP Interest, and might assume responsibility and receive compensation for management of the Property. The GP Purchaser, as purchaser of the Broadway GP Interest, intends to investigate and research the financial feasibility of rehabilitating the Property in accordance with the requirements of Internal Revenue Code Section 42 in an effort to generate new federal low income housing tax credits, which would require a combination of substantial equity and debt financing. If the GP Purchaser determined there were financial feasibility to such rehabilitation, it would engage an affiliate, Community Preservation Partners, LLC, to act as developer or co-developer (the “Developer”). Neither the Partnership nor the Limited Partners would have any interest in such a rehabilitation or any tax credits generated therefrom.

As discussed below under “Broadway Apartments and the Property,” there are two mortgage lenders for the Property. Further, Broadway Apartments is indebted to the Partnership and to the MGP, and owes additional long term debt to non-partners. The mortgage lenders must approve the transfers of the Broadway GP Interest and the Broadway LP Interest. The advances owed to the Partnership were written off by the Partnership for GAAP accounting and tax purposes as uncollectible a number of years ago but remain payable to the MGP. The MGP does not anticipate that there would be any cancellation of debt income if the proposed sale were to be consummated.

Consistent with the Partnership’s objectives, the Property has generated passive losses from its operations. For many Limited Partners who are individuals, the tax benefits of such passive losses are available only upon the sale of the Property, or the sale of the Broadway LP Interest. The sale of the Property or the sale of the Broadway LP Interest could allow Limited Partners to use passive losses previously allocated to them and related to Broadway Apartments but not used. An individual Limited Partner’s passive losses from the Property in most cases should be available to offset some or all of the gain from the sale of the Broadway LP Interest. The use of the passive losses to offset such gain is in addition to the benefits the Limited Partners have already received from claiming the low income housing tax credits of Broadway Apartments.

Each Limited Partner is urged to consult his, her or its own tax advisor as to the specific tax consequences to the Limited Partners of the sale by the Partnership of the Broadway LP Interest.

QUESTIONS AND ANSWERS ABOUT THIS
CONSENT SOLICITATION STATEMENT AND THE PROPOSAL

Q:  Why have I received this Consent Solicitation Statement?

A:  You have received this Consent Solicitation Statement because the Partnership LPA permits the Limited Partners to approve the proposed sale of the Property or the Partnership’s interest therein. You are entitled to vote because, according to the records of the Partnership, you owned Units on ____________, 2013.

Q:  What does the Proposal involve?

A:  The Partnership owns an interest in only one apartment complex. We are proposing to sell that interest. In addition, the MGP intends to pay or make provision for all Partnership obligations and liabilities, and dissolve the Partnership.

Q:  How can the Proposal be approved?

A:  The Proposal will be approved with the consent of a majority-in-interest of all Limited Partners.

Q:  How will proceeds from a sale be used?

A:  In accordance with the Partnership LPA, net proceeds of a sale will be used for the payment of Partnership debts and obligations and establishment of reserves, including debts and obligations owed to the MGP.

Q:  Why is the MGP proposing to sell the Partnership’s assets at this time?

A:  The MGP is recommending the Proposal because the MGP believes the Partnership has maximized the principal benefits of owning the Property, in particular, generating for the Limited Partners low-income housing tax credits. Other reasons for the recommendation include:
•	A sale of the Property or the Broadway LP Interest may allow Limited Partners to use their unused passive losses to offset the gain from the sale.
•	The Termination will eliminate the need for Limited Partners to include on their individual tax returns Schedule K-1 activity with respect to the Partnership.
•	The Property no longer produces tax credits.
•	It is now possible to sell the Property or the Broadway LP Interest without a recapture of prior tax credits.
•
In order for the Limited Partners to receive any distribution on a sale, based on the current obligations of Broadway Apartments and the Partnership, either (i) the Property would have to be sold for an amount in excess of $4,268,000, or (ii) the Broadway LP Interest would have to be sold for an amount in excess of $2,255,000. The appraised value of the Property as set forth in the appraisal report as of October 12, 2012 was $875,00, and in the valuation update as of April 25, 2013 was $1,610,000. Therefore, even if the Property was sold for the appraised value, there would be no proceeds distributed to the Limited Partners.

•	One of the two mortgage loans can only be prepaid with consent of the lender, and on payment of a premium. This loan has a balloon payment due in July 2015.
•	The Property is more than 15 years old and is in need of capital improvements and upgrades.

•	Maintenance and administrative expenses associated with an aging apartment community will continue to increase.

See “ANTICIPATED DISTRIBUTIONS AND ALLOCATIONS” below for a more extensive discussion of the obligations of Broadway Apartments and the Partnership.

We believe that the increasing age of the Property will lead to increased maintenance and administrative expenses for the Property. Moreover, the Property has limited prospects for appreciation, and more likely will continue to depreciate, unless significant additional investments are made to upgrade it.

The MGP believes that in the case of the majority of Limited Partners, primary benefits of a sale and Termination will be (i) the elimination of a Partnership Schedule K-1 for the Partnership, and (ii) the tax benefits associated with freeing up previously suspended passive activity losses. Assuming that an individual Limited Partner has held his or her Units since the Partnership’s initial offering, and that the Partnership’s passive activity losses have only been used by the Limited Partner to offset any previous passive activity income/gain from the Partnership, the MGP estimates that a sale and Termination will free up previously suspended passive activity losses to offset any taxable income and gain from a sale and Termination, and perhaps other income of the Limited Partner. However, each Limited Partner should consult his or her personal tax advisor to determine the actual amount, if any, of passive activity losses which the Limited Partner may have suspended.

Q:  How does this impact my need to file a Schedule K-1?

A:  A sale under the Proposal will afford the Limited Partners an exit strategy to alleviate the burden of the Schedule K-1 tax reporting requirements of the Partnership. There are few other opportunities to liquidate an investment in Units due to the absence of an established market for the Units.

Q:  Does the MGP recommend that I consent to the Proposal?

A:  Yes. The MGP recommends that Limited Partners consent to the Proposal by marking the box entitled “FOR” on the enclosed Consent Card and returning the Consent Card promptly in accordance with the voting procedures described in “VOTING RIGHTS AND PROCEDURES” below or by using the Internet option discussed below. The MGP, however, has conflicts of interest in recommending the Proposal. For additional information regarding our conflicts of interest, see “CONFLICTS AND OTHER SPECIAL FACTORS; FAIRNESS” and ‘CONTINGENCIES” below.

Q:  Will I owe any federal income tax as a result of a sale and Termination?

A:  A sale under the Proposal and the Termination of the Partnership are expected to generate gain to the Limited Partners for United States federal income tax purposes and state income tax purposes. On the other hand, a sale and Termination may free up passive activity losses which may allow Limited Partners to gain the benefit of suspended and unused passive activity losses. Tax matters are very complicated and your tax consequences may depend on your financial situation and whether you purchased your Units in the original offering or in the secondary market. Please consult your tax advisor to determine the exact tax consequences of a sale and Termination to you. See “ANTICIPATED DISTRIBUTIONS AND ALLOCATIONS” below.

Q:  What if the Proposal is not approved?

A:  If the Proposal is not approved by a majority in interest of the Limited Partners, then each of Broadway Apartments and the Partnership will continue to operate as a legal entity with its respective assets and liabilities. SRC and the MGP would continue to pursue sale opportunities for the Property or the Broadway LP Interest, which would likely be for a consideration that would not provide distributions to the Limited Partners, given the debt levels. Upon any such sale, the Partnership would be liquidated.

Q:  How long do I have to consent?

A:  You may submit your vote now using the Internet. If you prefer, in the alternative please mark your vote, sign and return the Consent Card using the enclosed postage pre-paid envelope provided or fax it to Publicease at (202) 521-3464. In order for your Internet vote or Consent Card to be accepted, it must be received by 5:00 p.m., Pacific Time, on the earlier of the date on which the Limited Partners approve the Proposal, or _______ __, 2013, unless extended by the MGP (the “Expiration Date”). See “VOTING RIGHTS AND PROCEDURES” below.

Q:  Can I revoke my consent?

A:  Yes. You may withdraw or revoke your vote at any time prior to 5:00 p.m., Pacific Time, on the Expiration Date. To be effective, a written or facsimile revocation or withdrawal of the vote must be received prior to the Expiration Date and addressed as follows: Investor Services, 17782 Sky Park Circle, Irvine, California 92614. A notice of revocation or withdrawal must specify the Limited Partner’s name and the number of Units being withdrawn. After the Expiration Date, all consents previously executed and delivered and not revoked will become irrevocable.

Q:  Do Limited Partners have dissenter’s rights?

A:  Under applicable state law, Limited Partners are not entitled to appraisal or other dissenter’s rights with respect to the value of the Units. There will not be any procedure by which a Limited Partner can seek an alternative valuation of his, her or its Units, regardless of whether the Limited Partner does or does not consent to the Proposal.

BROADWAY APARTMENTS AND THE PROPERTY

In 1997, the Partnership invested approximately $2,029,000 in Broadway Apartments. Broadway Apartments developed the Property, a 78-unit low-income housing apartment community located in Hobbs, New Mexico. Hobbs is a small city in Lea County.

Broadway Apartments obtained two permanent mortgage loans. One loan is from New Mexico Mortgage Finance Authority (“NMMFA”), which used HOME Investment Partnership Program funds to fund the loan in the original principal amount of $150,538. The interest rate on the NMMFA loan is 5.3% per annum. No principal or interest is due until April 27, 2022, or the earlier sale of the Property. Approximately $227,000 was outstanding as of June 30, 2013 in combined interest and principal. The Property is encumbered by a mortgage in favor of NMMFA. The NMMFA loan can be prepaid without lender consent. The NMMFA loan is subordinate to the other mortgage loan, funded by U.S. Bank National Association in the original principal amount of $1,100,000. The interest rate on the US Bank loan is 6.17% per annum. Amortization is based on a 360-month schedule, although the US Bank loan is due in July 2015 when a balloon payment of approximately $972,000 will be due. The US Bank loan can only be prepaid with the consent of the lender and the payment of a premium. Approximately $983,000 was outstanding as of June 30, 2013 in combined interest and principal.

In connection with the allocation of low-income housing tax credits to Broadway Apartments, a Land Use Restriction Agreement (the “Extended Low Income Housing Commitment”) was entered into dated December 15, 1997 between NMMFA and Broadway Apartments. The Extended Low Income Housing Commitment requires the Property to be operated as low-income housing in accordance with the Extended Low Income Housing Commitment for a period of 50 years from the date the Property was placed in service.

PROPOSAL – AMENDMENT TO PARTNERSHIP LPA

Generally, the Partnership LPA permits the Partnership to sell its assets without the consent of the Limited Partners. However, the Partnership LPA does not permit (i) the sale of an interest in a Local Limited Partnership to an affiliate of the MGP, or (ii) the sale at one time of all or substantially all the assets of the Partnership, except in connection with the liquidation and winding up of the Partnership's business upon its dissolution. A complete statement of the Proposal is as follows:

“Section 5.3.6.   Notwithstanding the provisions of Section 5.3.2(vi) or any other Section hereof, the Partnership shall be (i) permitted to sell its interest in Broadway Apartments, Limited Partnership, a New Mexico limited partnership for a price equal to at least $30,000.00 to an Affiliate of the General Partner; or (ii) permitted to sell its interest in Broadway Apartments, Limited Partnership, a New Mexico limited partnership for a price equal to at least $1.00 to any Person that is not an Affiliate of the General Partner; or (iii) permitted to consent to a sale of the Property of Broadway Apartments, Limited Partnership, a New Mexico limited partnership for a price equal to at least $1.00 to any Person that is not an Affiliate of the General Partner. Shelter Resource Corporation shall be permitted to sell its general partner interest in Broadway Apartments, Limited Partnership concurrently therewith for a price equal to $1.00.”

PURPOSES, ALTERNATIVES AND
REASONS FOR THE SALE; EFFECTS OF THE SALE

Background and Purpose

In connection with the public offering of its Units, the Partnership’s prospectus stated as follows:

“It is hard to tell now exactly when or whether a Series will be able to realize any sale proceeds from an Apartment Complex. The “recapture” rules for Low Income Housing Credits prohibit the sale of an Apartment Complex before the end of the fifteenth year after Low Income Housing Credits begin to be taken (even though Low Income Housing Credits only last for 10 years). Government subsidy programs also limit sale or refinancing opportunities, and sometimes buildings like the Apartment Complexes are hard to sell. The Fund Manager will try to liquidate each Series’ investments after the fifteenth year of the Series’ term, but when that liquidation will take place (and for how much) is impossible to predict.”

And the following was included in the Risk Factors section of the Partnership’s prospectus:

“Limitations on Sales of Apartment Complexes.  Any Apartment Complex receiving an allocation of Credit Authority must execute an Extended Low Income Housing Commitment with the state allocating the Credit Authority. The Extended Low Income Housing Commitment will require that the Low Income Units within the Apartment Complex be rented as low-income housing for the Low Income Use Period. Accordingly, on any sale of an Apartment Complex during the Low Income Use Period, the purchaser would have to agree to continue to the low-income use of the Apartment Complex, thereby reducing the potential market, and possibly the sales price, for the property. Furthermore, the sale of an Apartment Complex may be subject to other restrictions. See “Risks of Government-Subsidized Housing Projects” below in this section and “Investment Objectives and Policies.” Accordingly, there can be no assurance that a Local Limited Partnership will be able to sell its Apartment Complex, or, if it does so, that any significant amount of Sale or Refinancing Proceeds will be distributed to the Unitholders. As a result, a material portion of the Low Income Housing Credits may represent a return of the money originally invested in the Series.”

As of December 31, 2012, the 15-year federal tax credit compliance period terminated for each of the Partnership’s Local Limited Partnerships. Based on (i) comments and questions from Limited Partners with respect to a liquidation of their Units, (ii) the lack of a public market for the Units, and (iii) the original objective of the Partnership respecting the holding period for its Local Limited Partnerships, the MGP believes that Termination of the Partnership is desired by the Limited Partners. Accordingly, the MGP has sought to sell the interest of the Partnership in each Local Limited Partnership, or the apartment complex of each Local Limited Partnership. The Partnership now holds an interest in only a single Local Limited Partnership. The primary purpose of the Proposal is to dispose of that asset and to provide Limited Partners with an opportunity to liquidate their investment in the Partnership. Intended consequences of the Proposal are the pursuit of the Limited Partners’ interests described below under “Reasons.” Potential consequences include the betterment of the business of the MGP and its affiliates, if any such affiliates pursue management of, sale of, and/or a rehabilitation and resyndication of the Property.

Alternatives

Each of the other Local Limited Partnerships invested in by the Partnership has been sold. Each sale was either a sale of the Partnership’s interest in the Local Limited Partnership, or a sale by the Local Limited Partnership of its apartment complex. One or the other of these alternatives is the only practical means available to the Partnership to dispose of its remaining investment and liquidate. Of the sales that have occurred, one apartment complex was sold in 2001 prior to the end of its 10-year credit period; one was sold in 2007 and another was sold in 2009, each after the end of its 10-year credit period but prior to the end of its 15-year compliance period. Each of those three properties had suffered operational difficulties. All other sales occurred after the end of the applicable 15-year compliance period. See “CONFLICTS AND OTHER SPECIAL FACTORS; FAIRNESS” below for information regarding all the sales.

The MGP has been in the market seeking buyers on behalf of the Partnership for its assets and on behalf of certain other investment funds syndicated by the MGP for their respective assets. With regard to the Broadway LP Interest, the MGP specifically approached two buyers on the secondary market which have previously purchased assets from the Partnership. The MGP did not request any minimum offer amount. Neither of these buyers made an offer for the Broadway LP Interest. One of them was approached a second time by the MGP and it made an offer of $58,000 for both of the Broadway LP Interest and the Broadway GP Interest. Had this offer been accepted, none of the proceeds would have been distributed to the Limited Partners. See “ANTICIPATED DISTRIBUTIONS AND ALLOCATIONS” and “CONFLICTS AND OTHER SPECIAL FACTORS; FAIRNESS” below.

Reasons

Before recommending the Proposal, the MGP considered the benefits and risks. The MGP recommends the Proposal for the following reasons:

•	A sale under the Proposal may allow Limited Partners to use their unused passive losses to offset the gain from the sale.
•
The Termination will eliminate the need for Limited Partners to include on their individual tax returns Schedule K-1 activity with respect to the Partnership. Many Limited Partners find the Schedule K-1 required from their investment in the Partnership complicated to report on their own tax returns. That may require individuals to incur tax return preparation costs they would not otherwise have to incur.

•	Broadway Apartments no longer generates low income housing tax credits.
•	It is now possible to sell the Broadway LP Interest without a recapture of prior tax credits.
•
In order for the Limited Partners to receive any distribution on a sale, based on the current obligations, either (i) the Property would have to be sold for an amount in excess of $4,268,000, or (ii) the Broadway LP Interest would have to be sold for an amount in excess of $2,255,000. The appraised value of the Property as set forth in the appraisal report as of October 12, 2012 was $875,000, and in the valuation update as of April 25, 2013 was $1,610,000. Therefore, even if the Property was sold for the appraised value, there would be no proceeds distributed to the Limited Partners.

•	One of the two mortgage loans can only be prepaid with consent of the lender, and on payment of a premium. This loan has a balloon payment due in July 2015.
•	The Property is more than 15 years old and is in need of capital improvements and upgrades.
•	Maintenance and administrative expenses associated with an aging apartment community will continue to increase.

The Partnership and the MGP have decided to recommend the Proposal on the proposed terms. The Partnership’s objective was to derive low income housing tax credits from its investment in the Broadway LP Interest, and no further credits can be earned without the infusion of substantial capital for rehabilitation of the Property in accordance with the requirements of the federal low income housing tax credit program. The Partnership does not have the necessary capital. The income tax liability from a sale of the Broadway LP Interest should be offset for an individual Limited Partner to the extent that the Limited Partner has unused passive losses attributable to the Broadway LP Interest or other sources.

In recommending approval of the Proposal, the MGP believes it is important to note that the Property’s only realistic use is as low income housing, based primarily on its location, its original design as low income housing with very basic amenities, and the restrictions of the Extended Low Income Housing Commitment. The Extended Low Income Housing Commitment effectively requires that the Property be operated as low-income housing for a period of approximately 35 more years.

The MGP has structured the proposed purchase as described herein given a possible intended use of the Property by the GP Purchaser and the LP Purchaser, and, perhaps, the MGP. The GP Purchaser and the Developer intend to investigate and research the financial feasibility of rehabilitating the Property in compliance with the requirements of Section 42 of the Internal Revenue Code. Section 42 is intricate and complex. The preservation committee of the MGP has approved preliminary commencement of the investigation and research, to include the gathering of data and development of financial models. No third parties have been engaged as yet, and no scope of work has been developed.

A typical rehabilitation of a low-income housing development will occur through a number of steps, starting with the formation of a new limited partner or limited liability company. The new entity will purchase a property that has completed its 10-year credit period and, generally, its 15-year compliance period. In order to be able to claim tax credits, the purchaser must expend at least $6,000 per residential unit in rehabilitation expenses. The purchaser must also either (i) apply to the tax credit allocation agency of the state in which the property is located for a reservation of tax credits; or (ii) apply for state private activity bonds subject to the requirements and volume cap of Internal Revenue Code Section 146 and state law. Whether the GP Purchaser and the Developer would pursue either alternative is yet to be determined, but if they do pursue rehabilitation under Code Section 42, they believe it more likely that they would pursue the second alternative. This requires approval of the proposed rehabilitation by a city, county or local agency hosting the proposed project, and thereafter approval of the issuance of the private activity bonds by the appropriate New Mexico State agency. If issuance of the bonds is approved by the New Mexico State agency, the award of tax credits occurs automatically. In order to actually claim the tax credits, the property must be rehabilitated in accordance with the requirements of Code Section 42, and the demands of the investing community. The demands of the investing community must be satisfied as the capital provided by the sale of the tax credits constitutes a principal additional source of permanent funding for the costs of rehabilitation.

Effects

The economic effects of the sale and Termination are discussed below under “ANTICIPATED DISTRIBUTIONS AND ALLOCATIONS.” In addition, as discussed elsewhere herein, if the sale were consummated the Partnership would be dissolved, its affairs wound up, and its Certificate of Limited Partnership cancelled.

ANTICIPATED DISTRIBUTIONS AND ALLOCATIONS

Set forth below is a tabular presentation of the anticipated results of the proposed sale of the Broadway LP Interest for $30,000 and the Termination of the Partnership, and the distribution of cash and allocation of gain to the various involved parties. This schedule sets forth a calculation of the anticipated net sales price, including estimated closing costs. It also presents the total assets held by the Partnership as of the date set forth, including cash and reserves, and the total liabilities of the Partnership as of the date set forth.

Estimated Results of Termination (1)
Local Limited Partnership: (2)
Broadway Apartments Limited Partnership	$ 30,000
Cash (3)	$ 126,000
TOTAL	$ 156,000

Current Payables to Affiliates and Accounts Payable, including amounts written off (3)(4)	$ 619,000
Estimated Termination Expenses (4)	$ 10,000
Estimated Solicitation/Communication Expenses (4)	$ 12,000
Estimated Termination Proceeds Before Taxes	$ -
Estimated Distribution Before Taxes per Unit	$ -
Estimated Tax Benefit of Expenses and Payables Paid per Unit (4)(5)	$ -
Estimated Ordinary Income (Loss) on Sale & Termination per Unit (4)(5)	$ -
Estimated Capital Gain (Loss) on Sales & Termination per Unit (4)(5)	$ 35
Estimated Tax (Cost) /Benefit per Unit (4)(5)	$ (9)
Estimated Suspended Passive Activity Losses per Unit (6)	$ 888
Estimated Tax Benefit From Suspended Passive Activity Losses at 28% per Unit (6)	$ 249
Estimated Termination Benefit After Taxes and Tax Benefit of Suspended Passive Activity Losses per Unit (7)	$ 240
_________________

(1)	All numbers other than Unit numbers are rounded to the nearest thousand. All per Unit numbers are rounded to the nearest dollar.
(2)	Except for Broadway Apartments Limited Partnership, all apartment complexes or interests in Local Limited Partnerships have been sold.
(3)	As of June 30, 2013, unaudited.
(4)
Tax benefit from the payment (to the extent of available cash) of deductible expenses included in Current Payables to Affiliates and Accounts Payable, Estimated Termination Expenses, and Estimated Solicitation/Communication Expenses calculated utilizing a 28% tax rate.

(5)
These estimates rely on numerous assumptions, including that Limited Partners acquired their Units during the original offering period. Tax rates utilized are 15% for Section 1231 gain, 25% for Section 1250 gain, and 28% for ordinary income. Results would differ for Limited Partners subject to different tax rates, as discussed below. Congress is considering various proposals that could amend the current tax rates.

(6)
These estimates assume that Limited Partners have held their Units since the initial offering of the Units by the Partnership, and that Limited Partners would be taxed at the maximum capital gains rate for this type of investment of 25% and at an ordinary income rate of 28%. Assuming that Limited Partners have held their Units since the initial offering by the Partnership, that the Partnership’s passive activity losses have not been used by the Limited Partners (which may not be the case because, among other things, the Partnership has already disposed of all other investments), the MGP estimates that Limited Partners who are individuals would have previously suspended passive activity losses of $888 per Unit since commencement of the Partnership to offset income and gain. Each Limited Partner is urged to consult with the Limited Partner’s tax advisors to determine the amount of distributions, if any, such Limited Partner would receive based upon these estimations after taxes and the amount of suspended passive activity losses that such Limited Partner would free up upon Termination.

(7)
To the extent not already used to offset other passive activity gains, upon completion of the Termination, suspended passive activity losses from the Units may be used to offset other ordinary gains. Please consult your tax advisor for the specific treatment of any suspended passive activity losses in excess of the tax gain/income recognized from Termination.

The Partnership LPA provides that sale proceeds received by the Partnership on a sale of the Broadway LP Interest be used in the following order: to pay Partnership expenses in connection with the sale; and to pay the debts and obligations of the Partnership. Any amount remaining after such uses would be allocated to the Limited Partners (as a group) until they have received a return of their previously unreturned capital contributions and a return thereon, and thereafter between the Limited Partners (as a group) and the MGP in the 90% / 10% sharing ratio set forth in the Partnership LPA. As of June 30, 2013, the Partnership has liabilities due to the MGP and its affiliates on its books (consisting of advances for Partnership expenses) in the aggregate of approximately $7,000, liabilities due to the MGP and its affiliates not carried on its books of approximately $2,354,000 (consisting of advances to the Partnership used by the Partnership to provide financial support to five of the Local Limited Partnerships and to pay Partnership-level expenses), and Partnership reserves of approximately $126,000. The Partnership LPA states that the MGP is entitled to an annual Asset Management Fee in connection with the administration of the affairs of the Partnership. Any unpaid Asset Management Fee accrues and is paid in subsequent years.

The Broadway Apartments limited partnership agreement provides that sale proceeds received by Broadway Apartments on a sale of the Property be used in the following order: to pay Broadway Apartments expenses in connection with the sale; and to pay the debts and obligations of Broadway Apartments. Any amount remaining after such uses would be allocated to the Partnership until it has received a return of its capital contribution, to the Broadway Apartments general partners until they have received a return of their capital contributions, and thereafter between the Partnership and the Broadway Apartments general partners in the 50% / 50% sharing ratio set forth in the Broadway Apartments limited partnership agreement. As of June 30, 2013, Broadway Apartments has liabilities due to its removed general partners of approximately $440,000, and liabilities due to the Partnership of approximately $172,000.

The net sales proceeds to the Partnership from the proposed sale of the Broadway LP Interest would not be adequate to pay the liabilities due to the MGP. The MGP intends to use all of the Partnership’s net sales proceeds to pay the costs of its winding up, dissolution and Termination, and to use any remainder to pay the Partnership’s liabilities to the MGP, including those not carried on the Partnership’s book. Accordingly, it is anticipated that the Limited Partners will not receive any distributions from a sale under the Proposal. Based on the calculations of the MGP, the Broadway LP Interest would have to be sold for $2,255,000 in order to make available the first dollar of distributions to the Limited Partners:

Partnership	As of June 30, 2013
Cash and other assets	$126,000
Liabilities carried on books	($7,000)
Liabilities not carried on books	($2,354,000)
Estimated sale and liquidation expenses	($20,000)
Net	($2,255,000)

Based on the calculations of the MGP, the Property would have to be sold for $4,268,000 in order to provide $2,255,000 to the Partnership:

Broadway Apartments (1)	As of June 30, 2013
Hypothetical purchase price	$4,268,000
Operating cash less operating cash liabilities	$43,000
Mortgages	($1,211,000)
Loans payable to SRC	($578,000)
Estimated sale expenses (2)	($213,000)
Distribution to Broadway Apartments general partners	($54,000)
Distribution and loans payable to Partnership	($2,255,000)
Balance	-
(1) Excludes approximately $440,000 in liabilities owed to the removed general partner. (2) Calculated at 5% of the hypothetical purchase price.

The MGP estimates that the gain and loss allocated to the Limited Partners on a sale of the Partnership’s interest in Broadway Apartments for $30,000 and the Termination would be in the net amount of approximately $35 per Unit, all of which would constitute Section 1250 gain from the sale. Under current law, for 2013 ordinary income (loss) is taxed (deducted) at a maximum rate of 39.6%. Also for 2013, there is an Unearned Income Medicare Contribution Tax of 3.8% that applies to net investment income for taxpayers whose modified adjusted gross income exceeds $200,000 (for single filers) and $250,000 (for married filing jointly). Section 1250 gain is taxed at a maximum rate of 25%, and capital loss is deductible to the extent of capital gain plus $3,000 per year, except that net capital loss may be recharacterized under Section 1231 of the Internal Revenue Code as ordinary loss. California taxes income at a maximum rate of 9.3%. Different federal and California rates apply for taxpayers which are not natural persons. Assuming that Limited Partners have held their Units since the initial placement of Units by the Partnership, and that the Partnership’s passive activity losses have not been used by the Limited Partners to offset any previous passive activity income/gain (which may not be the case, as the Partnership has previously disposed of interests in all other Local Limited Partnerships, or all other Local Limited Partnerships have previously disposed of their apartment communities, in taxable transactions), the MGP estimates that individual Limited Partners would have previously suspended passive activity losses of approximately $888 per Unit to offset income and gain. Each Limited Partner is urged to consult with the Limited Partner’s tax advisors to determine the amount of suspended passive activity losses that such Limited Partner would free up upon sale of the Broadway LP Interest and the Termination of the Partnership. The MGP has not obtained any opinion of tax counsel in this regard. Limited Partners should also consider the impact of state income taxes with their advisors, including the laws of states other than California.

The foregoing information is presented solely for the purpose of evaluating the Proposal. All amounts (other than the gross sales price) are estimates only. All computations are based upon assumptions which may or may not prove to be accurate and should not be relied upon to indicate the actual results which may be attained. Assumptions include the date of sale of the Broadway LP Interest, the Termination date of the Partnership, and the results of Broadway Apartments and Partnership operations through such dates.

If the Proposal is approved but the sale of the Broadway LP Interest to the LP Purchaser is not consummated pursuant to the Proposal, the Proposal authorizes the sale of the Broadway LP Interest or the Property to a third party for at least $1.00. The MGP does not anticipate that the Limited Partners would receive any distributions on a sale to a third party. For sales prices previously paid for interests in Local Limited Partnerships or apartment complexes owned by Local Limited Partnerships, please see the chart included in “CONFLICTS AND OTHER SPECIAL FACTORS; FAIRNESS” below.

CONFLICTS AND OTHER SPECIAL FACTORS; FAIRNESS

A number of special factors apply to the Proposal. Some are described elsewhere in this Consent Solicitation Statement. Limited Partners are urged to read all of this Consent Solicitation Statement carefully. The MGP believes that the best use of the Property is its continued rental as low income housing. This is based primarily on its location, its original design as low income housing with very basic amenities, and the restrictions of the Extended Low Income Housing Commitment.

The Partnership obtained an appraisal of the Property and an update thereof from Gill Group. Gill Group was selected by the Partnership based on the MGP’s belief as to the expertise of Gill Group in appraising low-income housing properties in the State of New Mexico. The MGP’s belief is based on past experience with Gill Group, which has rendered appraisals of other properties invested in by the Partnership and other investment funds syndicated by the MGP, on its knowledge of the low-income housing industry, and on recommendations from others in the low-income housing industry. Samuel Todd Gill has been completing appraisals and market studies for more than 20 years. According to the appraisal, he has extensive multifamily experience specializing in work for the Department of Housing and Urban Development as well as lenders and developers in the Low-Income Housing Tax Credit programs. His accreditations include (i) General Accredited Appraiser (National Association of Realtors), and (ii) State Certified General Real Estate Appraiser (more than 25 states, including New Mexico). Gill Group was instructed to appraise the Property as is, subject to any existing restrictions. No limitations were imposed by the Partnership on the appraiser’s investigation. Gill Group delivered a written report, dated October 15 , 2012, which stated the value of the Property (as set forth below) as of October 12 , 2012, and an addendum to the appraisal report dated April 25, 2013, which stated the value of the Property (as set forth below) as of April 25, 2013.

Other than with respect to the rendering of the other appraisal reports referred to above, during the past two years there has been no material relationship between Gill Group and the Partnership. Gill Group received a total of approximately $18,000 from the Partnership in connection with the rendering of appraisal reports for the Partnership during the period from June 30, 2011 to June 30, 2013. During that two-year period, Gill Group has received a total of approximately $396,000 from the MGP and its affiliates in connection with the rendering of all appraisal reports.

The following is excerpted from the appraisal report dated October 15, 2012 under the caption “Appraisal Procedures”:

“In order to develop a reasonable opinion of the value of the subject property, the following appraisal techniques have been used:

The Cost Approach

The Cost Approach considers the current cost of replacing a property, less depreciation from three sources: physical deterioration, functional obsolescence and external obsolescence. A summation of the market value of the land, assumed vacant and the depreciated replacement cost of the improvements provides an indication of the total value of the property.

The Income Approach

The Income Approach is based on an estimate of the subject property’s possible net income. The net income is capitalized to arrive at an indication of value from the standpoint of an investment. This method measures the present worth and anticipated future benefits (net income) derived from the property.

The Sales Comparison Approach

The Sales Comparison Approach produces an estimate of value by comparing the subject property to sales and/or listings of similar properties in the same or competing areas. This technique is used to indicate the value established by informed buyers and sellers in the market.

In preparing this appraisal, the appraiser inspected the subject property and analyzed historic operating data for the subject. A Cost Approach was used to determine the effective age and economic life of the proposed development. Furthermore, I gathered information on competitive properties in the region for comparable improved rentals and operating expenses. Lastly, comparable sales were gathered primarily for their use as overall rate indicators. This information was applied in the Income Capitalization Approach. The application of each measure of value is discussed further in appropriate sections of this report.”

The following is excerpted from the appraisal report dated October 15, 2012 under the caption “Conclusion of Value”:

“The values indicated by the three appraisal approaches utilized are as follows:

Market Value of the Real Estate
Cost Approach	Income Approach	Sales Comparison Approach
$1,090,000	$875,000	$1,170,000

Reconciliation involves the weighing of the three approaches in relation to their importance or their probable influence on the reactions of typical uses and investors in the market. Consideration is given to the quality and quantity of the data available for examination in each approach, to the inherent advantages and disadvantages of each approach, and to the relevancy of each to the subject property.

The Cost Approach considers the current cost of replacing a property, less depreciation from three sources: physical deterioration, functional obsolescence and external obsolescence. A summation of the market value of the land, assumed vacant and the depreciated replacement cost of the improvements provides an indication of the total value of the property.

The Income Approach is typically used when the real estate is commonly developed, or bought and sold for the anticipated income stream. Income and expense data of similar properties in Hobbs and the surrounding area were used in this analysis. The most weight is accorded to the indication via the Income Comparison Approach in the final value conclusion.

The Sales Comparison Approach is a reflection of the buying and selling public based on physical and/or financial units of comparison. The market for properties similar to the subject has been active in the subject’s market area. As was noted in the improved sales analysis, the range of unit values after adjustments was relatively narrow. Quantitative (percentage) adjustments for the differences between the comparables and the subject were made to the comparables.

After reviewing the approaches, the values indicated by the three approaches range from $875,000 to $1,090,000. The indicated value of the subject would best be represented by a value within this range. The data utilized and the value indicated by the three approaches is considered appropriate in estimating the value of the subject property. Weight is given to the Income Comparison Approaches and this value is considered to provide the best indication of value for the subject.

Based on the data, analyses and conclusions presented in the attached report, it is my opinion the market value of the subject property, as of October 12, 2012, is as noted below.

EIGHT HUNDRED SEVENTY FIVE THOUSAND DOLLARS
$875,000”

The following is excerpted from the addendum to the appraisal report dated April 25, 2013:

“This letter is written with a value indication as of April 25, 2013. The value has been concluded under the extraordinary assumption that nothing has significantly changed physically at the property.

The appraiser researched current capitalization rates of sales comparables within the area as well as analyzed data from investor surveys. The sales comparables indicated a capitalization rate of 8.5 percent. The PwC Real Estate Investor Survey indicated an average capitalization rate of 5.74 percent. The RealtyRates.com Investor Survey indicated an average capitalization rate of 7.62 percent. The RealtyRates.com Market Survey indicated an average capitalization rate of 8.0 percent. The band of investment indicated a capitalization rate of 7.72 percent. The appraiser considered the sales comparables, Realty Rate Investor Survey and the Band of Investment as they are good indicators for determining a market capitalization rate. Therefore, after considering all factors, a blended capitalization rate of 8.50 percent was determined to be appropriate for the restricted value.

Capitalization Rate of 8.5% gives a value of $136,831.00/8.50% = $1,609,776.47

Market Value, Subject to Restricted Rents = $1,610,000.00”

The Gill Group appraisal and update will be made available for inspection and copying at the principal executive offices of the Partnership during its regular business hours by any Limited Partner or representative of a Limited Partner who has been so designated in writing. Copies will be transmitted by the Partnership to any Limited Partner or representative of a Limited Partner who has been so designated in writing upon written request and at the expense of the requesting Limited Partner. The MGP understands that the increase in appraised values from the appraisal to the update primarily results from an increase in rents. There was also a decrease in the capitalization rate from 9.0% to 8.5%.

The MGP has consented to the Proposal, subject to the considerations discussed below under “Contingencies.” In doing so, the MGP was faced with conflicts of interest. Affiliates of the MGP are purchasing the Broadway GP Interest and the Broadway LP Interest with the anticipation of making a profit therefrom.

The MGP believes that the Limited Partners are interested in a means of liquidating their investment in the Partnership. However, the Proposal has not been initiated by the Limited Partners. The steps that have been and are being taken to provide the Limited Partners with procedural safeguards are: (i) the submission of the Proposal to the Limited Partners (all of whom are unaffiliated with the Partnership and the MGP) for their approval; (ii) the approval of the Proposal by the disposition committee of the MGP; and (iii) the commissioning of an independent appraisal of the Property and an update thereof. The factors are listed in descending order of importance, i.e., the first factor listed was given the most weight in the determination that the proposed transaction is procedurally fair, although, as a practical matter, this process is an approximation of the weight given to each factor because each factor is relevant and the Partnership and the MGP were not able to weigh the relative importance of each factor precisely. Although the Partnership has not retained an independent representative for the Limited Partners, the Partnership and the MGP believe that the steps taken and to be taken constitute sufficient procedural safeguards for the Limited Partners’ interests and that the proposed transaction is procedurally fair. The MGP is a privately owned entity and it does not have independent members on its board of directors or committees thereof. See “MANAGEMENT” below.

Approval of the Proposal is not specifically structured so as to require approval of a majority of unaffiliated Limited Partners. However, as a practical matter, such approval will be required inasmuch as none of the Limited Partners are affiliated with the MGP.

Further, the Partnership and the MGP believe that the proposed transaction represented by the Proposal is substantively fair to the Limited Partners. The Partnership and the MGP have considered a number of material factors in connection with developing such beliefs. The factors are listed below in descending order of importance, i.e., the first factor listed was given the most weight in the determination that the proposed transaction is substantively fair, although, as a practical matter, this process is an approximation of the weight given to each factor because each factor is relevant and the Partnership and the MGP were not able to weigh the relative importance of each factor precisely:

(i) current and historical purchase prices for properties located in New Mexico developed and operated as low-income housing. Substantially all of such properties (or interests therein) sold in the last two years of which the Partnership and the MGP are aware have been sold for purchase prices based on appraised values, where appraised values exceed aggregate indebtedness. In cases where the appraised values are less than the aggregate indebtedness, the sales prices have been for amounts intended, at best, to cover closing costs;

(ii) given the indebtedness of the Partnership to the MGP of approximately $2,361,000 (determined as of June 30, 2013), and the estimated costs of selling the Broadway LP Interest and of the Termination, the Partnership’s Broadway LP Interest would have to be sold for at least $2,255,000 in order for the Limited Partners to receive any distributions from the sale. The Property would have to be sold for at least $4,268,000 in order for the Limited Partners to receive any distributions from the sale. Based on the appraised value of the Property and its understanding of the market, the MGP believes that neither the Broadway LP Interest nor the Property could be sold for these amounts at any time in the foreseeable future, if ever;

(iii) the Limited Partners will not recognize forgiveness of debt income;

(iv) the Units are and since issuance have been illiquid and the net book value of the Units currently is, and for many years has been, negative;

(v) the net book value of the Broadway LP Interest is zero,

(vi) the Broadway LP Interest is the Partnership’s last remaining non-cash interest. Accordingly, the Partnership and the MGP are of the view that the Partnership has no liquidation value separate and apart from its cash and the Broadway LP Interest;

(vii) the Broadway LP Interest is the Partnership’s last remaining non-cash interest. Accordingly, the Partnership and the MGP are of the view that the Partnership has no going concern value separate and apart from its cash and the Broadway LP Interest; and

(viii) the purchase price will be paid entirely in cash.

Against the proposed transaction are the fact of a related-party transaction, the decision not to widely solicit bids from independent third parties for the Property or the Broadway LP Interest, and the possibility that the continued ownership of the Broadway LP Interest could be more economically beneficial than a sale at this time. The Partnership and the MGP believe the factors listed above in favor of the transaction outweigh these negative considerations.

Following is chart showing the sales of Partnership assets to date.

Local Limited Partnership	Date of Sale	Type of Sale	Purchase Price	Net Distribution to the Partnership (1)	Local General Partner	Purchaser
Evergreen Apartments I Limited Partnership	7/18/2001	Apartment Complex	$1,300,000	$0	Retro Development, Inc. of Oklahoma and Most Worshipful Prince Hall Grand Lodge	Blueship Holdings, L.P. (2)
Cascade Pines, L.P. II	1/3/2007	Apartment Complex	(3)	$0	Urban Residential Management, Inc.	Huntingwood Acquisition, LLC (2)
Raymond S. King Apartments Limited Partnership	12/31/2009	Limited Partner Interest / General Partner Interest (of SRC)	$2	$2	SRC & United Housing Associates, Inc. (2)	United Housing Associates, Inc. & UHA-09, Inc. (2)

Patten Towers, L.P. II	7/1/2011	Limited Partner Interest / General Partner Interest	$10	$10	SRC	JBG Delta Investments / Limited Liability Holdings LLC (2)
Alliance Apartments I Limited Partnership	10/26/2011	Apartment Complex	$187,982	$26,015	WNC Nebraska, L.L.C.	Liberty Holdings, LLC (2)
Hastings Apartments I Limited Partnership	10/26/2011	Apartment Complex	$159,056	$51,073	WNC Nebraska, L.L.C.	Liberty Holdings, LLC (2)
Escatawpa Village Associates, Limited Partnership	6/1/2012	Limited Partner Interest	$22,450	$22,450	Olsen Securities Corporation (2) & Clifford E. Olsen (2)	First Equities and Securities, L.L.C. (2)
Shepherd South Apartments I, Ltd.	6/28/2012	Apartment Complex	$596,614	$89,280	Donald W. Sowell (2)	PK South Apartments, LP (2)
Heritage Apartments I, L.P.	12/31/2012	Limited Partner Interest	$15,000	$15,000	Joseph A. Shepard (2)	Sugar Creek Investors III, LP (2)
Hillcrest Associates, A Limited Partnership	12/31/2012	Limited Partner Interest	$40,000	$40,000	Riley J. Hill (2)	Greystone Builders, LLC (2)
Rosedale Limited Partnership	12/31/2012	Limited Partner Interest	$30,000	$30,000	Deke Noftsker (2)	Fidelity Asset Management Inc. (2)
Curtis Associates I, L.P.	3/31/2013	Limited Partner Interest	$5,000	$5,000	MACO Properties, L.L.C. (2) & James K. Maddox (2)	MPF Bayfield Acquisition, LLC (2)
Prairieland Properties of Syracuse II, L.P.	3/31/2013	Limited Partner Interest	$5,000	$5,000	MACO Properties, L.L.C. (2)	MPF Bayfield Acquisition, LLC (2)
Solomon Associates I, L.P.	3/31/2013	Limited Partner Interest	$12,000	$12,000	MACO Properties, L.L.C. (2)	MPF Bayfield Acquisition, LLC (2)
Talladega County Housing, LTD.	3/31/2013	Limited Partner Interest	$5,000	$5,000	Thomas H. Cooksey (2) & Apartment Developers, Inc. (2)	PP&M, LLC (2)

Blessed Rock of El Monte	4/12/13	Limited Partner Interest	$2,355,384	$2,355,384	Community Housing Assistance Program, Inc. (2) & Everland, Inc. (2)	Blessed Rock Corporation (2)
The Willows Apartments Limited Partnership	4/30/13	Limited Partner Interest	$30,000	$30,000	John C. Loving (2), Gordon Douglas Brown, Jr. (2) & Western N.C. Housing Partnership, Inc. (2)	PP & M, LLC (2)

(1)
The sale of an apartment complex was made by the Local Limited Partnership and the proceeds therefrom were first used to pay debts and obligations of the Local Limited Partnership, including mortgages. The balance was then distributed to the Partnership, as the limited partner of the Local Limited Partnership, and the local general partner in accordance with the terms of the local limited partnership agreement. “Net Distribution to the Partnership” does not include a repayment of advances or distributions from reserves.

(2)	None of these entities are affiliates of the MGP.
(3)	Sold for the amount of outstanding mortgage indebtedness with the approval of the bankruptcy court.

CONTINGENCIES

Contingencies to the consummation of the proposed sale of the Broadway LP Interest include the consent of the Limited Partners, the consent of NMMFA under the Extended Low Income Housing Commitment and its mortgage loan, the consent of U.S. Bank National Association under its mortgage loan, and the completion of the sale by the LP Purchaser. The purchase transaction has not been reduced to a writing, and it is possible that the LP Purchaser might not complete the sale for one or more reasons, including declines in the local or broader economies. If the LP Purchaser completes the sale, it will do so from cash on hand.

If the contingencies described above are satisfied, the MGP anticipates that the LP Purchaser would proceed with the sale as discussed herein. The preliminary closing date for the transaction is no later than December 31, 2013. Upon the closing, individual Limited Partners would be entitled to use their unused passive losses as discussed herein. Of course, there can be no absolute guarantee in this regard.

The MGP will consider approval of the Proposal to be effective for a maximum period of two years following the Action Date (as defined under “Voting Rights and Procedures” below).

If the Proposal is not approved, Broadway Apartments would continue to own and operate the Property for the foreseeable future, and the MGP would attempt to locate another buyer for the Broadway LP Interest or of the Property for any consideration, including nominal consideration. The MGP would consider such a sale to be made in connection with the ordinary liquidation of the Partnership and would not seek Limited Partner consent thereto under the Partnership LPA.

VOTING RIGHTS AND PROCEDURES

The only outstanding voting security of the Partnership is the Units. The Units are not publicly traded and there is no established trading market for the Units.

All Limited Partners as of ___________, 2013 (the “Record Date”) are entitled to notice of and to vote on the Proposal. As of July 17, 2013 , there were 17,941.5 Units outstanding and 865 Limited Partners or assignees entitled to vote such Units. The Proposal will require the favorable vote of a majority-in-interest of the Limited Partners.

As of the Record Date, one person was known by the Partnership to be the beneficial owner of 4,560 of the Units (25.08% of the outstanding Units). No other person or group of related persons was known by the Partnership to be the beneficial owner of more than 5% of the Units. Neither the MGP, nor any of its affiliates, own any of the Units. There were no transactions in the Units of which the Partnership is aware during the preceding 60 days.

No meeting will be held with regard to the Proposal or the solicitation of the Limited Partners. Voting may be accomplished by any one of the following methods (each a “Consent”):

1.           Mark, date and sign the enclosed Consent Card and mail it in the enclosed postage paid envelope to:

Publicease
500 Perimeter Drive, Suite D
Morrisville, NC  27560

2.           Mark, date, sign and fax the enclosed Consent Card to Publicease at 202-521-3464.

3.           Using the Internet, log on to https://www.iproxydirect.com/NF53 and follow the instructions to create an electronic voting instruction form.

Only Consents received prior to the close of business on the date (the “Action Date”) which is the earlier of: (1) the date on which the Partnership receives approval and/or disapproval of the Proposal from a majority-in-interest of the Limited Partners, or (2) __________, 2013 (unless such latter date is extended by the MGP), will be counted. However, Limited Partners are urged to return their Consents at the earliest practicable date.

The Partnership’s name is WNC Housing Tax Credit Fund V, L.P., Series 3, and the general partner’s name is WNC & Associates, Inc. The offices of the Partnership and the MGP are located at 17782 Sky Park Circle, Irvine, California 92614, and the telephone number is (714) 662-5565.

If a Limited Partner has delivered a Consent to the Partnership, the Limited Partner may revoke such Consent no later than the close of business on the date immediately preceding the Action Date. As of the Action Date, the Proposal will either be approved or disapproved. The only method for revoking a Consent is by the delivery to the Partnership prior to the Action Date of a written instrument executed by the Limited Partner who executed the Consent stating that the Consent previously executed and delivered is thereby revoked. Other than the substance of the revocation so described, no specific form is required for such revocation. An instrument of revocation will be effective only upon its actual receipt by the Partnership prior to the Action Date at the Partnership’s offices.

Under California law, there are no rights of dissenters or appraisal rights with regard to the Proposal.

This solicitation is being made by the Partnership and the MGP. The cost of this solicitation of Consents is being borne by the Partnership. Such solicitation is being made by mail and, in addition, may be made by officers and other employees of the MGP, by telephone or email. No person is being employed, retained or compensated to make solicitations or recommendations in connection with the transaction.

This Consent Solicitation Statement has been filed with the Securities and Exchange Commission. However, the Proposal has not been approved or disapproved by the SEC nor has the SEC passed upon the fairness or merits of the Proposal nor upon the accuracy or adequacy of the information included herein. Any representation to the contrary is unlawful. This Consent Solicitation Statement and the enclosed form of Action By Written Consent of Limited Partners were first sent to the Limited Partners on or about ________, 2013.

SUMMARY OF THE PARTNERSHIP LPA

The Partnership LPA is the governing instrument establishing the Partnership’s right under the laws of the State of California to operate as a limited partnership, and contains the rules under which the Partnership is operated. The Partnership LPA is its Agreement of Limited Partnership dated as of March 28, 1995, among the MGP and the Limited Partners. The following is a description of the material provisions of the Partnership LPA.

Management and Control

WNC & Associates, Inc. is the general partner of the Partnership and has the exclusive management and control of all aspects of the business of the Partnership. The Partnership LPA imposes a variety of restrictions on the MGP’s authority in governing the Partnership’s operations, including limits on transactions between the MGP and its affiliates and the Partnership, limits on Partnership borrowing, and limits on Partnership investments and reinvestments. Additionally, the voting rights granted to the Limited Partners discussed below may restrict the MGP’s authority.

The MGP may not voluntarily withdraw from the Partnership without the approval of Limited Partners holding more than 50% of the total outstanding Units entitled to vote. The MGP may be removed upon a vote of Limited Partners owning more than 50% of the total outstanding Units entitled to vote.

Liability of Limited Partners

A Limited Partner is not permitted to take any part in the management or control of the business of the Partnership and may not be required to contribute additional capital at any time. A Limited Partner is not liable for Partnership obligations in excess of the Limited Partner’s unreturned capital contribution and share of undistributed profits.

Status of Units

Each Unit was issued as fully paid and non-assessable and all Units have equal voting and other rights.

Voting Rights of Limited Partners

In any vote of the Limited Partners, each Limited Partner will be entitled to cast one vote for each Unit which such Limited Partner owns as of the date designated as the record date for such vote. The Limited Partners have the right, by vote of Limited Partners owning more than 50% of the total outstanding Units, to vote upon: (i) amendment of the Partnership LPA, subject to the limitations described in the following paragraph; (ii) dissolution of the Partnership; (iii) removal and replacement of the MGP; or (iv) the sale of all or substantially all of the assets of the Partnership in a single transaction, other than in connection with the liquidation of the Partnership.

The Limited Partners may not amend the Partnership LPA in any manner that (i) allows the Limited Partners to take any action which would constitute their participation in the control of the Partnership’s business within the meaning of California law; (ii) otherwise causes a loss of the Limited Partners’ limited liability; or (iii) without the Consent of the MGP, alters the rights, power, duties or compensation of the MGP or its interest in Partnership profits, losses, tax credits, or distributions.

Meetings

The MGP may at any time call a meeting of the Limited Partners or a vote of the Limited Partners without a meeting, on matters on which they are entitled to vote, and shall call such meeting or for a vote without a meeting following receipt of a written request therefore of Limited Partners holding 10% or more of the total outstanding Units.

Books of Account and Records; Reports

The MGP is responsible for keeping books of account and records of the Partnership reflecting all of the contributions to the capital of the Partnership and all of the expenses and transactions of the Partnership. The MGP is responsible for preparing and filing quarterly and annual financial statements and reports for the Partnership, and for preparing and filing Partnership information income tax returns.

Under the Partnership LPA, books of account and records include the following: (i) a current list of the full name and last known business or residence address of each Limited Partner set forth in alphabetical order together with the capital contribution and the share in profits and losses of each Limited Partner; (ii) a copy of the Certificate of Limited Partnership and all amendments thereto; (iii) copies of the Partnership’s Federal, state and local income tax information returns and reports, if any, for the six most recent taxable years; (iv) copies of the original of the Partnership LPA and all amendments; (v) financial statements of the Partnership for the six most recent fiscal years; and (vi) the Partnership’s books and records for at least the current and past three fiscal years.

Such records are kept at the principal place of business of the Partnership in the State of California, and each Limited Partner and the Limited Partner’s authorized representatives have, upon reasonable request and during normal business hours, the right to inspect and copy at their expense such records. Upon the request of a Limited Partner, the MGP shall promptly deliver to such Limited Partner at the expense of the Partnership a copy of the information described in (i), (ii), (iii) or (iv) above.

Allocations and Distributions

The Partnership LPA includes terms providing for the allocation of income, losses, tax credits and distributions of the Partnership.

Transferability of Units

The Partnership may charge a reasonable transfer fee for processing requests for transfer of Units. The effectiveness of any proposed transfer of Units or an interest in Units may be denied or deferred by the MGP as necessary, in the opinion of counsel, to avoid the termination of the Partnership within the meaning of Section 708 of the Internal Revenue Code, or classification of the Partnership as a publicly-traded partnership or as an association taxable as a corporation. In addition, no transfers may be made to tax-exempt or foreign entities.

Term and Dissolution

The Partnership was formed on April 4, 1995 and will continue until the earlier of (i) the liquidation of all of its assets; (ii) an event of withdrawal shall occur as to the MGP; (iii) the Limited Partners vote to dissolve the Partnership by majority vote; or (iv) December 31, 2050.

Indemnification of the MGP

The Partnership LPA provides that neither the MGP nor any affiliate shall have any liability to the Partnership or to any partner for any loss suffered by the Partnership which arises out of any action or inaction of the MGP or affiliate if such person, in good faith, determined that such course of conduct was in the best interest of the Partnership and such course of conduct did not constitute negligence or misconduct. The Partnership LPA also provides that the Partnership will indemnify the MGP and its affiliates against any losses, judgments, liabilities, expenses and amounts paid in settlement of any claims sustained by them when acting on behalf of, or performing services for, the Partnership, provided that the same were not the result of negligence or misconduct by such person and such person determined in good faith that its conduct was in the best interest of the Partnership.

Fiduciary Duty

The MGP has fiduciary responsibility for the safekeeping and use of all assets of the Partnership and may not contract away its fiduciary duty.

FINANCIAL STATEMENTS

Financial Statements of the Partnership are included in the Annual Report on Form 10-K for the fiscal year ended March 31, 2013, and the Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2013, which financial statements are incorporated herein by reference.

SELECTED FINANCIAL DATA

The Partnership’s fiscal year end is March 31. The information set forth below presents selected financial data of the Partnership for each of the last five years in the period ended March 31, 2013. The information presented in the tables should be read in conjunction with the Partnership’s financial statements and the related notes incorporated by reference in this Consent Solicitation Statement. See “FINANCIAL STATEMENTS.”

	March 31, 2013	March 31, 2012	March 31, 2011	March 31, 2010	March 31, 2009
BALANCE SHEET

ASSETS
Cash	$359,455	$11,489	$27,292	$12,762	$9,498
Investments in Local Limited Partnerships, net	-	-	-	-	-
Other Assets	7,520	2,100	4,857	-	-

LIABILITIES
Accrued expenses	$665	$-	$-	$-	$4,000
Accrued fees and expenses due to MGP and affiliates	495,501	560,653	731,192	707,256	648,548
Prepaid disposition proceeds	280,000	-	-	-	-

PARTNERS’ DEFICIT	$(409,191)	$(547,064)	$(699,043)	$(694,494)	$(643,050)

The book value per Unit was as follows:
$(22.80)	$(30.39)	$(38.84)	$(38.58)	$(35.73)

For the Years Ended March 31,
	2013	2012	2011	2010	2009
OPERATIONS Loss from operations	$(31,716)	$(169,064)	$(281,208)	$(198,808)	$(1,532,255)
Equity in losses of Local Limited Partnerships	-	-	-	-	(903)
Gain (loss) on sale of Local Limited Partnerships	169,552	73,997	-	(5,724)	-
Interest income	37	7	4	4	23
Net income (loss)	137,873	(95,060)	(281,204)	(204,528)	(1,533,135)

Net income (loss) allocated to:
MGP	1,379	(950)	(2,812)	(2,045)	(15,331)
Limited Partners	136,494	(94,110)	(278,392)	(202,483)	(1,517,804)
Net income (loss) per Unit	7.61	(5.23)	(15.47)	(11.25)	(84.32)
Outstanding weighted Units	17,946	18,000	18,000	18,000	18,000

The Partnership does not have “fixed charges” within the meaning of Item 503(d) of SEC Regulation S-K. Accordingly, no ratio of earnings to fixed charges is presented herein.

MANAGEMENT

The MGP is a California corporation. Since its formation in 1971, the principal business of the MGP has been providing investments in affordable housing. The directors of the MGP are Wilfred N. Cooper, Sr., Wilfred N. Cooper, Jr., Kay L. Cooper and Jennifer E. Cooper. The executive officers of the MGP are set forth in the chart that follows. The business address of each such person is 17782 Sky Park Circle, Irvine, CA 92614, and the business telephone number of each such person is 1-714-662-5565. Each director and executive officer of the MGP is a citizen of the United States. Neither the MGP, nor any director or executive officer of the MGP, has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanor) during the past five years. Neither the MGP, nor any director or executive officer of the MGP has been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Wilfred N. Cooper, Sr.	Chairman
Wilfred N. Cooper, Jr.	President, Chief Executive Officer and Secretary
Michael J. Gaber	Executive Vice President and Chief Operating Officer
David N. Shafer, Esq.	Executive Vice President
Melanie R. Wenk, CPA	Vice President – Chief Financial Officer
Darrick Metz	Senior Vice President – Originations
Christine A. Cormier	Senior Vice President – Investor Relations
Kelly Henderson	Senior Vice President – Legal Affairs
Anand Kannan	Senior Vice President – Development
Gregory S. Hand	Senior Vice President – Underwriting
Anil Advani	Senior Vice President – Private Label Funds

Wilfred N. Cooper, Sr. is the founder and Chairman of the Board of Directors of WNC & Associates, Inc., a Director of WNC Capital Corporation, and a general partner in some of the partnerships previously sponsored by WNC & Associates, Inc. Mr. Cooper has been actively involved in the affordable housing industry since 1968. Previously, during 1970 and 1971, he was founder and a principal of Creative Equity Development Corporation, a predecessor of WNC & Associates, Inc., and of Creative Equity Corporation, a real estate investment firm.

Wilfred N. Cooper, Jr. is President, Chief Executive Officer, Secretary, a Director, and a member of the Investment Committee, of WNC & Associates, Inc. He is President and a Director of, and a registered principal with, WNC Capital Corporation. He has been involved in real estate investment and acquisition activities since 1988 when he joined WNC & Associates, Inc.

Michael J. Gaber is an Executive Vice President, Chief Operating Officer, chair of the Investment Committee, and oversees the Property Acquisition and Investment Management groups, of WNC & Associates, Inc. Mr. Gaber has been involved in real estate acquisition, valuation and investment activities since 1989 and has been associated with WNC & Associates, Inc. since 1997. Prior to joining WNC & Associates, Inc., he was involved in the valuation and classification of major assets, restructuring of debt and analysis of real estate taxes with a large financial institution.

David N. Shafer is an Executive Vice President, a member of the Investment Committee, and oversees the New Markets Tax Credit group, of WNC & Associates, Inc. He is also a registered representative with WNC Capital Corporation. Mr. Shafer has been active in the real estate industry since 1984. Before joining WNC & Associates, Inc. in 1990, he was engaged as an attorney in the private practice of law with a specialty in real estate and taxation.

Melanie R. Wenk is Vice President – Chief Financial Officer of WNC & Associates, Inc. She oversees WNC’s corporate and partnership accounting group, which is responsible for SEC reporting and New Markets Tax Credit compliance. Prior to joining WNC in 2003, Ms. Wenk was associated as a public accountant.

Darrick Metz is Senior Vice President – Originations of WNC & Associates, Inc. He has been involved in multifamily property underwriting, acquisition and investment activities since 1991. Prior to joining WNC in 1999, he was employed by a Minnesota development company specializing in tax credit and market rate multifamily projects.

Christine A. Cormier is Senior Vice President – Investor Relations of WNC & Associates, Inc. and oversees multi-investor fund equity raising and closings as well as the marketing group. She is a registered representative with WNC Capital Corporation. Ms. Cormier has been active in the real estate industry since 1985. Prior to joining WNC in 2008, Ms. Cormier was with another major tax credit syndicator for over 12 years where she was the Managing Director of investor relations.

Kelly Henderson is Senior Vice President – Legal Affairs of WNC & Associates, Inc. She is responsible for structuring local limited partnership letters of understanding and local limited partnership agreements, coordinating closings with outside counsel and reviewing local limited partnership loan documents. Prior to joining WNC in 2006, she was Vice President – Acquisitions and Senior Counsel with a national tax credit syndicator.

Anand Kannan is Senior Vice President – Development of WNC & Associates, Inc. and leads the preservation and development teams for Community Preservation Partners, LLC. Prior to joining WNC in 2011, Mr. Kannan served as Associate Director at Vitus Group (previously Pacific Housing Advisors, Inc.), where he developed or consulted on affordable housing projects across the country.

Gregory S. Hand is Senior Vice President – Underwriting of WNC & Associates, Inc. and oversees its property underwriting activities. Mr. Hand has been involved in real estate analysis, development and management since 1987. Prior to joining WNC in 1998, he was a portfolio asset manager with a national tax credit sponsor with responsibility for the management of $200 million in assets.

Anil Advani is Senior Vice President – Private Label Funds of WNC & Associates, Inc. He oversees all activities pertaining to private label funds, including structuring, originations, underwriting and acquisitions. Mr. Advani has 16 years of experience in affordable housing. Prior to joining WNC in 2011 and rejoining WNC in 2013, he worked for major tax credit syndicators where he was involved in the originations, structuring, and placement to institutional investors of local limited partnership investments. Prior to that, he was associated with a major accounting firm performing due diligence reviews of tax credit investments on behalf of institutional investors.

Kay L. Cooper is a Director of WNC & Associates, Inc. and has not otherwise been engaged in business activities during the previous five years.

Jennifer E. Cooper is a Director of WNC & Associates, Inc. and has not otherwise been engaged in business activities during the previous five years.

The MGP and its affiliates are entitled under the Partnership LPA to certain compensation and other economic benefits, as summarized below.

Compensation for Services. For services rendered by the MGP or an affiliate of the MGP in connection with the administration of the affairs of the Partnership, the MGP or any such affiliate may receive an annual asset management fee equal to the greater of (i) $2,000 for each apartment complex invested in by the Partnership, or (ii) 0.275% of the gross proceeds from the sale of Units. In either case, the fee will be decreased or increased annually based on changes to the Consumer Price Index. However, in no event will the maximum amount exceed 0.2% of the Partnership’s “Invested Assets” in the Local Limited Partnerships, which includes the Partnership’s cash investment plus its allocable share of the mortgages. The asset management fee is payable with respect to the previous calendar quarter on the first day of each calendar quarter during the year. Accrued but unpaid asset management fees for any year are deferred without interest and are payable in subsequent years from any funds available to the Partnership after payment of all other costs and expenses of the Partnership, including any capital reserves then determined by the MGP to no longer be necessary to be retained by the Partnership, or from the proceeds of a sale or refinancing of Partnership assets. Asset management fees of approximately $26,000 and $39,000 were incurred during the years ended March 31, 2013 and 2012, respectively. The Partnership paid approximately $82,000 and $10,000 of accrued fees during the years ended March 31, 2013 and 2012, respectively.

Operating Expenses. Reimbursement to the MGP or an affiliate of operating cash expenses is subject to specific restrictions in the Partnership LPA. The unpaid operating expenses reimbursable to the MGP or affiliates were approximately $0 and $10,000 for the years ended March 31, 2013 and 2012, respectively. The Partnership reimbursed operating expenses of approximately $112,000 and $112,000 during the years ended March 31, 2013 and 2012, respectively.

Interest in Partnership. The MGP receives 1% of the Partnership’s operating income or losses, gain or loss from the sale of property and operating cash distributions. There were no distributions of operating cash to the MGP during the years ended March 31, 2013 and 2012. The MGP has an interest in sale or refinancing proceeds as follows: after the Limited Partners have received a return of their capital, and a return thereon, the MGP may receive an amount equal to its capital contribution, less any prior distribution of such proceeds, and then the MGP may receive 10% and the Limited Partners 90% of any remaining proceeds. There were no such distributions during the years ended March 31, 2013 and 2012.

PURCHASER

Under the Proposal, the Broadway LP Interest would be sold to WNC Investment Partners, LLC (the “LP Purchaser”), and the Broadway GP Interest would be sold to WNC Community Preservation Partners, LLC (the “GP Purchaser”). The business address of each such person is 17782 Sky Park Circle, Irvine, CA 92614, and the business telephone number of each such person is 1-714-662-5565. The manager of the LP Purchaser is Wilfred Cooper, Jr., and the manager of the GP Purchaser is WNC Development Partners, LLC, the manager of which is Wilfred Cooper, Jr. For information regarding Mr. Cooper, please see “Management” above.

The principal business of the GP Purchaser is to acquire, develop, and rehabilitate low income housing developments. The majority of these developments have involved the preservation of at-risk affordable housing, including those invested in by investment partnerships sponsored by the MGP. The principal business of the LP Purchaser, formed in 2013, is to act as a holding vehicle for interests in local limited partnerships to be disposed of by investment funds sponsored by the MGP. The primary focus of the LP Purchaser is on local limited partnerships that have completed their respective low income housing tax credit cycles, as to which no other buyer is readily available and which constitute the last investment(s) of an investment fund. Through the acquisition of such last investment(s), the LP Purchaser assists the investment fund in its liquidation and termination, See “CONFLICTS AND OTHER SPECIAL FACTORS; FAIRNESS.” In the two years of the Partnership ended September 30, 2013 and 2012, neither the LP Purchaser nor the GP Purchaser has entered into any negotiations, contracts or transaction with the Partnership.

OTHER MATTERS

The Partnership is subject to the informational requirements of the Securities Exchange Act of 1934, as amended and, in accordance therewith, files reports, statements and other information with the Securities and Exchange Commission. Such reports, statements and other information can be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at 100 F Street, NE, Washington, D.C., 20549, at prescribed rates. Such materials may also be accessed on the Internet through the SEC’s address at http://www.sec.gov, and are available in paper form to Limited Partners without charge upon written request to Investor Services, 17782 Sky Park Circle, Irvine, California 92614.

The SEC allows the Partnership to “incorporate by reference” information into this Consent Solicitation Statement, which means that the Partnership can disclose important information about itself to you by referring you to another document filed separately with the SEC rather than providing the information in this Consent Solicitation Statement. The information incorporated by reference is deemed to be part of this Consent Solicitation Statement, except for any information superseded by information contained directly in the Consent Solicitation Statement. This Consent Solicitation Statement incorporates by reference the Partnership’s Annual Report on Form 10-K for the fiscal year ended March 31, 2013 and the Partnership’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2013. Upon written or oral request of any person to whom this Consent Solicitation Statement has been delivered by the Partnership, the Partnership will within one day of receipt of such request send to such person by first class mail or other equally prompt means a copy of the material incorporated by reference.

In connection with the winding up, dissolution and termination of the Partnership, the MGP shall cause to be executed and timely filed (i) with the California Secretary of State, a Certificate of Cancellation canceling the Partnership’s Certificate of Limited Partnership; (ii) with the Internal Revenue Service, all returns, reports, documents, certificates and other information required under the Internal Revenue Code of 1986, as amended, or applicable Treasury Department rules or regulations; (iii) with the appropriate authorities in any other tax jurisdiction, all returns, reports, documents, certificates and other information required under the laws of such jurisdictions; (iv) with the Securities and Exchange Commission, any reports required under the Securities Exchange Act of 1934, as amended, including a Form 15 terminating the registration of the Partnership under the Exchange Act; and (v) all reports required to be delivered to the Limited Partners in accordance with the Partnership Agreement.

No persons have been authorized to give any information or to make any representations other than as contained in this Consent Solicitation Statement in connection with the Proposal and, if given or made, such information or representations must not be relied upon as having been authorized by the Partnership. This Consent Solicitation Statement does not constitute the solicitation of a consent by anyone in any jurisdiction in which such solicitation is not authorized or in which the person making such solicitation is not qualified to do so or to any person to whom it is unlawful to make such solicitation. The delivery of this Consent Solicitation Statement shall not under any circumstances create an implication that there has been any change in the affairs of the Partnership since the date hereof or that the information herein is correct as of any time subsequent to its date.

PRELIMINARY MATERIALS

WNC Housing Tax Credit Fund V, L.P., Series 3 (the "Partnership") Solicited by the General Partner on behalf of the Partnership.
CONTROL ID:
REQUEST ID:

The undersigned hereby acknowledges receipt of a copy of the accompanying Notice for Action by Written Consent and the Consent Solicitation Statement of the Partnership dated __________, 2013 and hereby revokes any consent or consents heretofore given. This consent may be revoked at any time before 5:00 p.m. (Pacific Time), on the earlier of the date on which Limited Partners approve the Proposal, or __________, 2013, unless the solicitation period is extended by the General Partner in its sole discretion (“Expiration Date”). The undersigned, as record holder of ____ units of limited partnership interest in the Partnership, hereby takes the following actions with respect to all the units of limited partnership interest in the Partnership held by him, her or it as follows:

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)

CONSENT VOTING INSTRUCTIONS
If you vote by fax or internet, please DO NOT mail your Consent Card.

MAIL:	Please mark, sign, date, and return this Consent Card promptly using the enclosed envelope.
FAX:	Complete the reverse portion of this Consent Card and Fax to 202-521-3464.
INTERNET:	https://www.iproxydirect.com/NF53. Have this proxy card in hand when you access the website and follow the instructions to create an electronic voting instruction form.

PRELIMINARY MATERIALS

WNC Housing Tax Credit Fund V, L.P., Series 3 (the "Partnership")		PLEASE COMPLETE, DATE, SIGN AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE: ☒

Proposals	à	FOR	AGAINST	ABSTAIN

The addition of Section 5.3.6 to the Partnership’s Agreement of Limited Partnership to read as follows:
“Section 5.3.6.Notwithstanding the provisions of Section 5.3.2(vi) or any other Section hereof, the Partnership shall be (i) permitted to sell its interest in Broadway Apartments, Limited Partnership, a New Mexico limited partnership for a price equal to at least $30,000.00 to an Affiliate of the General Partner; or (ii) permitted to sell its interest in Broadway Apartments, Limited Partnership, a New Mexico limited partnership for a price equal to at least $1.00 to any Person that is not an Affiliate of the General Partner; or (iii) permitted to consent to a sale of the Property of Broadway Apartments, Limited Partnership, a New Mexico limited partnership for a price equal to at least $1.00 to any Person that is not an Affiliate of the General Partner. Shelter Resource Corporation shall be permitted to sell it general partner interest in Broadway Apartments, Limited Partnership concurrently therewith for a price equal to $1.00.”

		☐	☐	☐
CONTROL REQUEST ID:

This Written Consent, when properly executed and returned to the Partnership, will be voted in the manner directed herein by the undersigned. IF NO DIRECTION IS MADE FOR THE PROPOSAL, THIS CONSENT, IF SO EXECUTED AND RETURNED, WILL BE VOTED FOR THE PROPOSAL. When units are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, give full legal title as such. If a corporation, sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

ALL CONSENTS MUST BE RECEIVED BY 5:00 P.M., PACIFIC TIME, ON THE EXPIRATION DATE.

IMPORTANT: This Consent Card must be signed exactly as your name appears hereon. If more than one name appears, all persons so designated should sign. Attorneys, executors, administrators, trustees and guardians should indicate their capacities. If the signer is a corporation, please print full corporate name and indicate capacity of duly authorized officer executing on behalf of the corporation. If the signer is a partnership, please print full partnership name and indicate capacity of duly authorized person executing on behalf of the partnership.

Dated: ________________________, 2013

(Print Name of Limited Partner and/or co-Limited Partner

(Signature of Limited Partner)

(Second Signature if held jointly)